Exhibit 99.1

Zoës Kitchen Announces Third Quarter 2017 Results

PLANO, TX - (BUSINESS WIRE) - November 9, 2017 - Zoe's Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE: ZOES) today reported financial results for the twelve and forty weeks ended October 2, 2017.

Highlights for the twelve weeks ended October 2, 2017, as compared to the twelve weeks ended October 3, 2016:

•	Total revenue increased 15.7% to $77.9 million inclusive of an estimated $1.1 million of negative revenue impact related to Hurricanes Harvey and Irma.

•	Comparable restaurant sales decreased 0.5% inclusive of an estimated 0.9% of negative comparable sales impact related to Hurricanes Harvey and Irma.

•	11 new Company-owned restaurants opened.

•	Income from operations decreased 38.8% to $1.3 million.

•	Restaurant contribution* increased 13.4% to $14.6 million, or 18.8% of restaurant sales.

•	Net income of $0.3 million, or $0.01 per basic and diluted share, compared to net loss of $0.3 million, or $0.02 per basic and diluted share.

•	Adjusted EBITDA* increased 4.7% to $6.9 million.

•	Adjusted net income* of $0.2 million, or $0.01 per diluted share, compared to adjusted net income of $0.7 million, or $0.04 per diluted share.

Highlights for the forty weeks ended October 2, 2017, as compared to the forty weeks ended October 3, 2016:

•	Total revenue increased 13.4% to $242.7 million.

•	Comparable restaurant sales decreased 2.6%.

•	34 new Company-owned restaurants opened.

•	Income from operations decreased 47.2% to $4.1 million.

•	Restaurant contribution* increased 4.1% to $46.7 million, or 19.3% of restaurant sales.

•	Net income of $0.9 million, or $0.04 per basic and diluted share, compared to net income of $2.3 million, or $0.12 per basic and diluted share.

•	Adjusted EBITDA* was flat at $22.1 million.

•	Adjusted net income* of $0.5 million, or $0.03 per diluted share, compared to adjusted net income of $3.0 million, or $0.16 per diluted share.

(*) Restaurant contribution, EBITDA, adjusted EBITDA, and adjusted net income are non-GAAP measures. For reconciliations of restaurant contribution to income from operations; EBITDA, adjusted EBITDA and adjusted net income to GAAP net income; and why the Company considers these non-GAAP measures useful, see the reconciliation of non-GAAP measures accompanying this release.

“While the momentum from our new menu introductions continued into the third quarter, our results also reflect the impact that hurricanes Harvey and Irma had on a significant portion of our store base,” stated Kevin Miles, President and Chief Executive Officer of Zoës Kitchen.  “In total, the storms affected approximately one-third of our restaurant base, resulting in an estimated $1.1 million in lost sales and negative 0.9% of comparable store sales. In addition, we estimate these lost sales negatively impacted EBITDA by $0.6 million and EPS by $0.02. Despite the challenges that these disasters presented, I could not be more proud of the leadership exhibited by our teams. Their commitment to care for our guests, restaurants and fellow team members was inspiring."

Miles concluded, “With the hurricanes behind us, we remain focused on executing our initiatives as we continue to navigate a challenging environment. Looking beyond 2017, we have adjusted our 2018 new restaurant plans down to 25. We believe the reduced growth rate in 2018 will allow us to better manage our cash flows, focus on our sales driving initiatives, and continue to explore new ways to strengthen our business over the long-term in order to increase shareholder value.”

Third Quarter 2017 Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 15.7% to $77.9 million in the twelve weeks ended October 2, 2017, from $67.3 million in the twelve weeks ended October 3, 2016. We estimate Hurricanes Harvey and Irma had a negative impact of $1.1 million in lost revenue. Restaurant sales for the twelve weeks ended October 2, 2017 were $77.8 million, an increase of 15.7% from $67.2 million in the twelve weeks ended October 3, 2016.

Comparable restaurant sales decreased 0.5% during the twelve weeks ended October 2, 2017, consisting of a 2.3% decrease in transactions and product mix offset by a 1.8% increase in price. We estimate the hurricanes had a negative impact of 0.9%. The comparable restaurant base includes those restaurants open for eighteen full periods or longer and included 178 restaurants as of October 2, 2017.

Restaurant contribution increased 13.4% to $14.6 million in the twelve weeks ended October 2, 2017, from $12.9 million in the twelve weeks ended October 3, 2016. As a percentage of restaurant sales, restaurant contribution margin decreased 0.3% to 18.8% as increases in labor and store operating expense rates were partially offset by lower cost of goods rates.

The increase in labor and store operating expense rates was driven by the dilutive effect on margins from our newest restaurants, which, on average, initially operate at less than system-wide average sales volumes and incur some inefficiencies for a short period of time. In addition, labor rates increased from hourly wage rate inflation while store operating expense rates increased due to marketing costs.

Net income for the twelve weeks ended October 2, 2017 was $0.3 million, or $0.01 per diluted share, compared to net loss of $0.3 million, or $0.02 per diluted share, for the twelve weeks ended October 3, 2016. Adjusted net income was $0.2 million, or $0.0 per diluted share, for the twelve weeks ended October 2, 2017, compared to adjusted net income of $0.7 million, or $0.04 per diluted share, for the twelve weeks ended October 3, 2016.

2017 Fiscal Year Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 13.4% to $242.7 million in the forty weeks ended October 2, 2017, from $214.0 million in the forty weeks ended October 3, 2016. Restaurant sales for the forty weeks ended October 2, 2017 were $242.6 million, an increase of 13.4% from $213.8 million in the forty weeks ended October 3, 2016.

Comparable restaurant sales decreased 2.6% during the forty weeks ended October 2, 2017, consisting of a 4.0% decrease in transactions and product mix offset by a 1.4% increase in price. The comparable restaurant base includes those restaurants open for eighteen full periods or longer and included 178 restaurants as of October 2, 2017.

Restaurant contribution increased 4.1% to $46.7 million in the forty weeks ended October 2, 2017, from $44.9 million in the forty weeks ended October 3, 2016. As a percentage of restaurant sales, restaurant contribution margin decreased 1.7% to 19.3% as increases in labor and store operating expense rates were partially offset by lower cost of goods rates.

The increase in labor and store operating expense rates was driven by the dilutive effect on margins from our newest restaurants, which, on average, initially operate at less than system-wide average sales volumes and incur some inefficiencies for a short period of time. In addition, labor rates increased from hourly wage rate inflation while store operating expense rates increased due to investments in store technology and marketing.

Net income for the forty weeks ended October 2, 2017 was $0.9 million, or $0.04 per diluted share, compared to net income of $2.3 million, or $0.12 per diluted share, for the forty weeks ended October 3, 2016. Adjusted net income was $0.5 million, or $0.03 per diluted share, for the forty weeks ended October 2, 2017, compared to adjusted net income of $3.0 million, or $0.15 per diluted share, for the forty weeks ended October 3, 2016.

Development
The Company opened 11 new Company-owned restaurants during the twelve weeks ended October 2, 2017. As of October 2, 2017, there were 235 Company-owned restaurants and three franchised restaurants. As of November 9, 2017, the Company has opened two additional restaurants, bringing the total restaurant count to 240.

Credit Facility
On November 7, 2017, the Company entered into a new five year $50.0 million secured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent. This credit facility includes the ability to increase, subject to certain conditions, the revolving credit facility by up to an additional $25.0 million. The Company drew $12.5 million at closing to prepay in full its outstanding indebtedness under the 2015 credit facility and to replace such credit facility. The Company expects to use future loans under the credit facility for working capital needs and for general corporate purposes. The new facility provides the Company with an extended maturity date and increased borrowing capacity for the continued execution of its strategic initiatives.

FY 2017 Outlook
For the fiscal year ending December 25, 2017, the Company is revising its outlook as follows:

•	Total revenue between $314.0 million and $316.0 million (revised from $314.0 million to $322.0 million).

•	Comparable restaurant sales of negative 2.0% to negative 2.5% (revised from flat to negative 3.0%).

•	38 to 40 Company-owned restaurant openings (unchanged from previous guidance).

•	Restaurant contribution margin between 18.3% and 18.5% (revised from 18.3% to 19.0%).

•	General and administrative expenses between 10.7% and 10.8% of total revenue, inclusive of $3.2 million of non-cash equity based compensation expense (revised from 10.7% to 10.9%).

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its third quarter 2017 financial results today at 4:30 PM Eastern Time. Hosting the conference call will be Kevin Miles, President and Chief Executive Officer, and Sunil Doshi, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available afterwards and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 13672629. The replay will be available until Thursday, November 16, 2017.

The conference call will also be webcast live from the Company’s corporate website at www.zoeskitchen.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

Definitions
The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales comparisons for the comparable Company-owned restaurant base. A restaurant becomes comparable in its 18th full fiscal period of operation. The Company presents comparable restaurant sales on a fiscal calendar basis.  As a result, our comparable restaurant sales calculation may not correspond exactly to the related calendar periods.

Restaurant contribution, a non-GAAP measure, is defined as restaurant sales less restaurant operating costs, which are cost of sales, labor, and store operating expenses. Restaurant contribution margin is restaurant contribution as a percentage of restaurant sales.

EBITDA, a non-GAAP measure, is defined as net income before interest, income taxes and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, is defined as EBITDA plus loss from disposal of equipment, pre-opening costs, and casualty loss.

Adjusted net income, a non-GAAP measure, is defined as net income plus the provision for income taxes; less an estimated tax rate of 38%.

Our first fiscal quarter consists of sixteen weeks and each of our second, third and fourth fiscal quarters consists of twelve weeks, except for a fifty-three week year when the fourth quarter has thirteen weeks.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast-casual restaurant group serving a distinct menu of fresh, wholesome, made-from-scratch, Mediterranean-inspired dishes delivered with warm hospitality. With no microwaves, or fryers, grilling is the predominate method of cooking along with an abundance of fresh fruits and vegetables, fresh herbs, olive oil and lean proteins. With 240 locations in 20 states across the United States, Zoës Kitchen delivers goodness to its guests by sharing simple, tasty and fresh Mediterranean meals that inspire guests to lead a balanced lifestyle and feel their best from the inside out. For more information, please visit www.zoeskitchen.com, Facebook, Instagram, Twitter or follow #LiveMed.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.zoeskitchen.com or upon request from Zoës Kitchen.

We caution you that the important factors referenced in our SEC filings may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement its unaudited condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: restaurant contribution, EBITDA, adjusted EBITDA, and adjusted net income (collectively, the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Twelve Weeks Ended		Forty Weeks Ended
	October 2, 2017	October 3, 2016	October 2, 2017	October 3, 2016
Revenue:
Restaurant sales	$77,808	$67,245	$242,573	$213,815
Royalty fees	45	51	146	165
Total revenue	77,853	67,296	242,719	213,980
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	22,990	20,780	71,277	64,764
Labor	23,396	19,503	72,461	61,612
Store operating expenses	16,817	14,086	52,108	42,534
General and administrative expenses	7,723	6,313	24,832	23,028
Depreciation	4,495	3,489	13,708	10,773
Amortization	328	367	1,167	1,240
Pre-opening costs	583	614	1,829	1,906
Casualty loss	133	—	133	—
Loss from disposal of equipment	132	91	1,139	428
Total operating expenses	76,597	65,243	238,654	206,285
Income from operations	1,256	2,053	4,065	7,695
Other income and expenses:
Interest expense, net	1,093	916	3,479	2,899
Other income	(21)	(20)	(70)	(67)
Total other income and expenses	1,072	896	3,409	2,832
Income before provision for income taxes	184	1,157	656	4,863
Provision (benefit) for income taxes	(86)	1,450	(212)	2,559
Net income (loss)	$270	$(293)	$868	$2,304

Earnings (loss) per share:
Basic	$0.01	$(0.02)	$0.04	$0.12
Diluted	$0.01	$(0.02)	$0.04	$0.12
Weighted average shares of common stock outstanding:
Basic	19,489,074	19,458,921	19,482,227	19,426,868
Diluted	19,489,074	19,458,921	19,506,342	19,597,894

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
Margin Analysis

The following table sets forth the percentage relationship to total revenue, except where otherwise indicated, for certain items included in the Company's condensed consolidated statements of operations for the period indicated. The percentages set forth below may not reconcile due to rounding of amounts stated:

	Twelve Weeks Ended		Forty Weeks Ended
	October 2, 2017	October 3, 2016	October 2, 2017	October 3, 2016
Revenue:
Restaurant sales	99.9%	99.9%	99.9%	99.9%
Royalty fees	0.1%	0.1%	0.1%	0.1%
Total revenue	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization) (1):
Cost of sales	29.5%	30.9%	29.4%	30.3%
Labor	30.1%	29.0%	29.9%	28.8%
Store operating expenses	21.6%	20.9%	21.5%	19.9%
General and administrative expenses	9.9%	9.4%	10.2%	10.8%
Depreciation	5.8%	5.2%	5.6%	5.0%
Amortization	0.4%	0.5%	0.5%	0.6%
Pre-opening costs	0.7%	0.9%	0.8%	0.9%
Casualty loss	0.2%	—	0.1%	—
Loss from disposal of equipment	0.2%	0.1%	0.5%	0.2%
Total operating expenses	98.4%	96.9%	98.3%	96.4%
Income from operations	1.6%	3.1%	1.7%	3.6%
Other income and expenses:
Interest expense, net	1.4%	1.4%	1.4%	1.4%
Other income	(0.0)%	(0.0)%	(0.0)%	(0.0)%
Total other income and expenses	1.4%	1.3%	1.4%	1.3%
Income before provision for income taxes	0.2%	1.7%	0.3%	2.3%
Provision (benefit) for income taxes	(0.1)%	2.2%	(0.1)%	1.2%
Net income (loss)	0.3%	(0.4)%	0.4%	1.1%

(1) As a percentage of restaurant sales.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant count data)

	As of
	October 2, 2017	December 26, 2016
Selected Balance Sheet Data:
Cash and cash equivalents	$4,576	$5,493
Total assets	239,519	215,219
Total debt (1)	42,145	29,913
Total liabilities	106,303	85,253
Total stockholders' equity	133,216	129,966

(1) Includes $29.6 million and $29.8 million of deemed landlord financing as of July 10, 2017 and December 26, 2016, respectively.

	Quarter Ended
	October 2, 2017	July 10, 2017	April 17, 2017	December 26, 2016	October 3, 2016
Selected Operating Data:
Company-owned restaurants at end of period	235	224	211	201	194
Franchise-owned restaurants at end of period	3	3	3	3	3
Company-owned:
Comparable restaurant sales	(0.5)%	(3.8)%	(3.3)%	0.7%	2.4%
Units in the comparable base	178	169	161	150	143

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Income from Operations to Restaurant Contribution (non-GAAP presentation)
(in thousands)

	Twelve Weeks Ended		Forty Weeks Ended
	October 2, 2017	October 3, 2016	October 2, 2017	October 3, 2016

Restaurant Contribution:
Income from operations	$1,256	$2,053	$4,065	$7,695
Less:
Royalty fees	45	51	146	165
Add:
General and administrative expenses	7,723	6,313	24,832	23,028
Depreciation and amortization	4,823	3,856	14,875	12,013
Pre-opening costs(1)	583	614	1,829	1,906
Casualty loss(2)	133	—	133	—
Loss from disposal of equipment	132	91	1,139	428
Restaurant Contribution	$14,605	$12,876	$46,727	$44,905

Total revenue	$77,853	$67,296	$242,719	$213,980
Less: Royalty fees	45	51	146	165
Restaurant sales	$77,808	$67,245	$242,573	$213,815

Restaurant contribution margin	18.8%	19.1%	19.3%	21.0%

(1) Represent expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.
(2) Represents expenses and write off of assets associated with stores in Texas and Florida affected by Hurricanes Harvey and Irma.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income to Adjusted EBITDA (non-GAAP presentation)
(in thousands)

	Twelve Weeks Ended		Forty Weeks Ended
	October 2, 2017	October 3, 2016	October 2, 2017	October 3, 2016

Adjusted EBITDA:
Net income (loss), as reported	$270	$(293)	$868	$2,304
Depreciation and amortization	4,823	3,856	14,875	12,013
Interest expense, net	1,093	916	3,479	2,899
Provision (benefit) for income taxes	(86)	1,450	(212)	2,559
EBITDA	6,100	5,929	19,010	19,775
Pre-opening costs(1)	583	614	1,829	1,906
Casualty loss (2)	133	—	133	—
Loss from disposal of equipment	132	91	1,139	428
Adjusted EBITDA	$6,948	$6,634	$22,111	$22,109

(1) Represents expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.
(2) Represents expenses and write off of assets associated with stores in Texas and Florida affected by Hurricanes Harvey and Irma.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income to Adjusted Net Income (non-GAAP presentation)
(in thousands, except share and per share data)

	Twelve Weeks Ended		Forty Weeks Ended
	October 2, 2017	October 3, 2016	October 2, 2017	October 3, 2016

Adjusted net income:
Net income (loss), as reported	$270	$(293)	$868	$2,304
Casualty loss(1)	133	—	133	—
Provision (benefit) for income taxes(2)	(86)	1,450	(212)	2,559
Pre-tax Adjusted net income	317	1,157	789	4,863
Estimated tax provision(2)	120	440	300	1,848
Adjusted net income	$197	$717	$489	$3,015

Adjusted net income per share:
Basic	$0.01	$0.04	$0.03	$0.16
Diluted	$0.01	$0.04	$0.03	$0.15
Weighted average shares of common stock outstanding:
Basic	19,489,074	19,458,921	19,482,227	19,426,868
Diluted	19,489,074	19,603,382	19,506,342	19,597,894

(1) Represents expenses and write off of assets associated with stores in Texas and Florida affected by Hurricanes Harvey and Irma.
(2) For comparability, the provision for income taxes is added back to arrive at pre-tax adjusted net income; then, an estimated 38% tax rate is applied to arrive at adjusted net income.